APPENDIX A

Designated Funds

Innovation α® United States ETF
Innovation α® Global ETF
Innovation α® Trade War ETF
Wahed FTSE USA Shariah ETF
Roundhill BITKRAFT Esports & Digital Entertainment ETF
Overlay Shares Large Cap Equity ETF
Overlay Shares Small Cap Equity ETF
Overlay Shares Foreign Equity ETF
Overlay Shares Core Bond ETF
Overlay Shares Municipal Bond ETF
Source Opportunity Dividend ETF
Core Alternative ETF